EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, (the "Agreement"), entered into on the 12th day of July 2005 and effective as of the 1st day July 2005 (the "Effective Date"), by and between Jeffrey Grene (the "Executive"), and Azur International Inc., a Nevada corporation (collectively the "Corporation").

                                    RECITALS

         WHEREAS, the Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. EXECUTIVE'S DUTIES. The Corporation hereby agrees to employ Executive to render his services during the term hereof, in an executive capacity as Chief Operating Officer (the "Position") and Executive hereby accepts such employment by the Corporation, on and subject to the terms and conditions of this Agreement. Executive acknowledges that due to the nature of the Corporation's business he may have to travel abroad.

         The Executive shall use the Executive's professional efforts, skills and abilities to promote the interests of the Corporation and to diligently and competently perform faithfully and efficiently the duties of the Position.

         The Executive shall, during the term of this Agreement, devote his full time attention and energies to the performance of his duties hereunder.

         The Executive shall give the Corporation the first right of refusal on any and all projects that are brought to or are discovered by the Executive, has been originated by Executive, or which the Executive has requested that the Corporation undertake. Executive agrees not to offer any development or similar project to a third party without giving the Corporation the first right to undertake the project.


         2.       COMPENSATION.

                  2.1. Salary The Executive's salary shall be Sixty Thousand and 00/100 Dollars ($60,000.00) per annum ("Salary") payable on the 1st and the 15th day of each month in arrears, in accordance with Corporation's standard payroll practices.

                  2.2. Bonus. The Executive shall receive a signing bonus as consideration for signing this Agreement in the form of Fifty Thousand Restricted Shares of the Corporation (the "Signing Bonus"). The Signing Bonus shall be paid within Sixty Days after the Effective Date. The Executive shall be eligible to receive a bonus (the "Bonus") at the discretion of the Board of Directors of the Corporation.

         In addition, Executive shall receive on the first day of each month for the term of the Agreement Five Thousand Dollars a month in restricted shares of the Corporation. The value of the shares shall be determined by averaging the closing price of the shares of the Corporation for the trailing Twenty One Days prior to the first of each month.

                  2.3 Guarantee. Executive is currently receiving compensation either directly or through an entity controlled by him in the amount of $20,000 monthly (the "Meritage Developer Fees") for his services as developer of 48 Hendricks LLC, a Florida limited liability company, known as the "Meritage" of which Corporation has a controlling interest. If the Executive no longer receives the Meritage Developer Fees not due to his actions but due to the finality of the Meritage Developer Fees in the normal course of business or Mertiage is out of funds to pay Executive, the Corporation agrees to either increase the salary of the Executive by the amount of the Meritage Developer Fees or place the Executive, as Developer, in a project that will guarantee that the Executive shall continue receiving the $20,000 monthly compensation.

                  2.4      Performance Bonus.

                           a. Executive shall receive 5% of the net profits derived by Azur from any project, which has been directly originated by Executive (the "Consideration"). The Consideration shall be payable 1% in cash payments ("Cash Consideration") and 4% shall be paid in restricted shares of the Corporation (the "Share Consideration"). The name of each project which has been originated by the Executive shall be on a schedule attached as Exhibit "A". The Cash Consideration and the Share Consideration shall be paid within fifteen days after the Corporation actually receives and recognizes the actual net profit of the certain project.

                           b. Executive shall receive 5% of the net profits derived by Azur from the leasing of cranes to contractors, which has been directly referred by Executive (the "Consideration"). The Consideration shall be payable 1% in cash payments ("Cash Consideration") and 4% shall be paid in restricted shares of the Corporation (the "Share Consideration"). The Cash Consideration and the Share Consideration shall be paid within fifteen days after the Corporation actually receives and recognizes the actual net profit from the leasing of the cranes to the contractors referred by Executive.

         3. TERM. The term of Executive's employment hereunder will commence as of the Effective Date and will continue without interruption for a period of One
(1) year (the "Initial Term"). After the Initial Term, the Agreement shall renew automatically for additional one (1) year periods (the "Additional Term") on the terms set forth herein unless the Agreement is terminated by either party in writing within thirty days prior to the expiration of the Initial Term or the applicable Additional Term as the case may be.

4.       TERMINATION.

                  4.1 Termination By Corporation For Cause. The Agreement may be terminated by the Corporation for cause. For the purposes of this Agreement the term "Cause" means the Executive's: (a) willful appropriation or conversion for his own use of property or money belonging to the Corporation; (b) violation of this Agreement; (c) excessive absences not authorized by this Agreement or by the Corporation; (d) substance abuse and/or refusal to submit to periodic substance screening tests as determined by the Corporation from time to time; (e) in the occurrence a case is brought forth against the Executive for violation of any securities or corporate laws; (f) breach of Section 8(c) of this Agreement concerning confidentiality.
         In the event the Executive is terminated for Cause, the Corporation shall pay the Executive his Salary through the date of termination and, no other benefits hereunder shall be paid to Executive.

                  4.2. Termination By Corporation Without Cause. The Corporation may terminate the Agreement without Cause. In the event the Executive is terminated for any reason other than Cause as defined in Section 4.2, the Executive shall be entitled to continue receiving his Salary, as a severance payment, for the period consisting of the shorter of:
         (i) six (6) months after date of termination; or, (ii) the remaining balance of the Initial Term or Additional Term, as the case may be, of this Agreement then in effect.

                  Prior to delivery to Executive of the first installment of severance benefits payable this Section 4.2 of this Agreement, Executive must deliver to the Corporation a general release against any other liability of the Corporation to Executive.

                  4.3. Termination By Executive For Good Reason. The Agreement may be terminated by the Executive for Good Reason. For the purpose of this Agreement, the term "Good Reason" means the Corporation's material violation of this Agreement, which is not cured within ten (10) days after written notice of the violation by the Executive to the Corporation.

         In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to continue receiving his Salary for the period consisting of the shorter of: i) the balance of the term of this Agreement, as if this Agreement had not been terminated; or, ii) two (2) months after date of termination.

                  4.4. Termination By Executive Without Good Reason. The Executive may terminate the Agreement at any time without Good Reason by giving the Corporation thirty days notice. However, if the Executive terminates this Agreement without good reason, the Executive shall return all the Corporation shares earned pursuant to this Agreement during the term in which the Executive terminates the Agreement whether it's the Initial Term or any subsequent Additional Term.

                  4.5 Death. In the event of Executive's death during the term of this Agreement, the Corporation shall have no further obligations to make payments or otherwise under this Agreement, except that the Corporation shall pay to Executive's estate within ten (10) days after the date of Executive's death any accrued unpaid Salary, bonuses and shares of the Corporation to which Executive was entitled as of the date of death.

                  4.6 Disability. If Executive becomes unable due to a mental or physical disability to perform the services required of Executive pursuant to this Agreement, as determined in good faith by the Board of Directors of the Corporation, for an aggregate of thirty (30) days in any twelve (12) month period (a "Disability"), the Corporation, at its option, may terminate Executive's employment hereunder with cause (the date of such termination, the "Disability Date"), and, thereafter, Executive shall not be deemed to be employed under this Agreement and the Corporation shall have no further obligations to make payments or otherwise under this Agreement. In the event of a Disability, the Corporation shall pay to Executive within ten (10) days after the Disability Date any unpaid accrued Salary, bonuses and shares of the Corporation as of the Disability Date. Nothing in this Agreement is intended to cause the Corporation to be in violation of the Americans with Disabilities Act.

         5. BENEFITS. The Executive shall be entitled to the following benefits in addition to those provided to all other employees of the Corporation:

                  5.1. Vacation. Executive shall be entitled to reasonable paid vacation periods, not exceeding fifteen (15) working days per annum during the term hereof, in addition to any legal holidays recognized by the Corporation. Vacation days must be taken during the corresponding calendar year and may not be accumulated from year to year. Vacation schedules must be agreed upon with the President of the Corporation (the "President") to ensure competent management of the Corporation in the Executive's absence.

                  5.2. Pension Plan. The Executive will participate in any pension plan provided by the Corporation to its other executives.

                  5.3. Health Insurance. Executive has the option of taking part in the health insurance program as provided by the Corporation .

                  5.4. Miscellaneous Expenses. The Corporation shall reimburse the Executive for any expenses incurred in connection with such his employment including business travel, cellular phone, continued education courses and other expenses (collectively "the Expenses") as the Executive and the Corporation agree from time to time.

                  5.5 Other Benefits. During the term of the Agreement, Executive shall be entitled to participate in any insurance programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Corporation's employees of comparable rank and status as Executive, subject to the provisions of such plans and programs.

         6. OWNERSHIP OF INFORMATION AND DOCUMENTS. Executive shall promptly communicate and disclose to the Corporation on request all information obtained by his in the course of his employment relating to the business of the Corporation. All written reports, recommendations, advice, records, documents and other materials prepared or obtained by Executive or coming into his possession during his employment hereunder which relate to the performance by the Corporation or its business shall be the sole and exclusive property of the Corporation and, at the end of Executive's employment hereunder, or at the request of the President during the period of Executive's employment hereunder, Executive shall promptly deliver all such written materials to the Corporation. Executive shall prepare and submit to the Corporation such regular periodic reports as the President may request with respect to the activities undertaken by his or conducted under his direction in connection with the business of the Corporation during his employment hereunder. Such reports and the information contained therein shall be and remain the sole property of the Corporation.

         7. INTANGIBLE PROPERTY. Executive shall assign to the Corporation, immediately upon the execution of this Agreement, or thereafter, immediately upon making or acquiring them, as the case may be, any and all inventions, processes, discoveries, "know-how", improvements, patent rights, letters, patents, copyrights, trademarks, service marks, trade names and applications therefore and all rights and interest in, to and under the same which he may legally transfer, now possessed by his or hereafter made, acquired, or possessed by his during the term of this Agreement, relating in any way to the business and activities of, or the equipment, devices, processes, and formulae connected with the Corporation's business or any other business conducted by the Corporation and agrees that, upon request, he will promptly make all disclosures, execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Corporation to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights created or contemplated by this Section and which may be necessary or desirable to enable the Corporation and its successors, assigns and nominees to secure and enjoy the full benefits and advantages thereof.

         8. NON-SOLICITATION AND CONTINUED ASSISTANCE. During the term of this Agreement, as extended from time to time, and for a period of 2 years, with respect to subparagraphs (a)-(d), below, after the termination or expiration of this Agreement, whether by the Executive or the Corporation, for any reason whatsoever, the Executive warrants and agrees that:

                  (a) Non-Solicitation.With respect to any business or activity similar to or competitive with that of the Corporation, the Executive will not contact or interfere in any way with any individuals or companies engaged in any projects in which the Corporation is then currently involved with.

                  (b) Continued Assistance. The Executive must assist the Corporation at such reasonable times as the Corporation may request, subject to reasonable availability, with respect to any continuing matters respecting the business of the Corporation, and he must assist the Corporation in maintaining relationships with those persons and firms with whom the Corporation has been doing business, including clients, vendors and others useful to the Corporation. If the Executive's employment with the Corporation has been terminated, the Executive will be reimbursed for all expenses incurred on behalf of the Corporation and will receive compensation on an hourly basis at a rate no less than $75.00 per hour.

                  (c) Confidentiality. Due to the nature of the Corporation's business, except for information in the public domain and information authorized by the Corporation to be disclosed, the Executive must not, for any reason or in any manner whatsoever use, communicate, divulge or otherwise exploit for his own benefit or for the benefit of any other person or entity any name, address or other sensitive business information concerning any employee, agent, client or any other confidential information of the Corporation or concerning any trade secret or information of a confidential nature relating but not limited to the ownership, operation or management of the business of the Corporation (including, without limitation, financial affairs, services, employees, employees' compensation, business strategies and contractual relationships). Information described in the preceding sentence is referred to collectively herein as "Restricted Information."

                  (d) Non-Interference. The Executive must not, for any reason or in any manner whatsoever interfere with the Corporation's relationship with their Clients, employees, agents or referral sources. Without limiting the definition of "interference" and by way of example only, the following are agreed to constitute interference within the meaning of this Agreement if done without the express written consent of the Corporation, unless conducted within the normal scope of the Executive's managerial duties for the benefit of the Corporation; (i) using or disclosing Restricted Information in any discussion or contacts with employees, agents or referral sources; (ii) commenting on the business practices, procedures or policies of the Corporation to any employee, agent or referral source of the Corporation; or, (iii) seeking to employ or engage or assisting any other person seeking to employ or engage any employee of the Corporation.

                  (e) Exceptions. Executive has disclosed and the Corporation is aware of Executive's interest in a project Executive is undertaking with Glen Wright.

         9. NOTICES. All notices hereunder shall be given in writing by registered or certified mail, postage prepaid, addressed to the parties at the following respective addresses, or at such other address as may from time to time be designated by either party to the other hereunder or by hand delivery or telecopy indicating receipt as follows:

                                    To the Executive:

                                    Jeffrey Grene
                                    --------------------------------

                                    To the Corporation:

                                    Azur International Inc
                                    101 NE 3rd Avenue, Suite 1220
                                    Ft. Lauderdale, FL 33301

         10. SPECIFIC PERFORMANCE. The parties hereto acknowledge and agree that the executive and managerial services to be rendered by Executive hereunder are of such a special, unique and extraordinary character that it gives them a peculiar value impossible to replace and for the loss of which the Corporation cannot be reasonably or adequately compensated in damages, and Executive acknowledges and agrees that a breach by his of the provisions of Sections 6, 7 or 8 of this Agreement hereof will cause the Corporation irreparable injury and damage. Executive, therefore, expressly agrees that the Corporation shall be entitled to injunctive and/or other equitable relief to prevent a breach of Sections 6, 7 or 8 of this Agreement and to secure their enforcement. Nothing herein shall be construed as a waiver by the Corporation of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation arising out of any wrongful act or omission of Executive.

         11. ENTIRE AGREEMENT. All prior negotiations of the parties or any party relating to the subject matter hereof, have been merged in and are superseded by this Agreement. This Agreement contains the entire agreement of the parties, and there are no promises, agreements, understandings, representations, warranties or conditions of any nature not set forth in this Agreement, made as an inducement to the execution hereof or otherwise.

         12. NO WAIVERS. No failure by either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by either party preclude any other or future exercise of that right or any other right hereunder by that party.

         13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement, or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         14. APPLICABLE LAW. This Agreement shall be construed under and governed by the law of Florida.

         15. ASSIGNMENT. This Agreement, and the rights conferred hereby, shall not be assignable, in whole or in part, by either party, except that the Corporation may assign this Agreement to, and it shall be binding upon, any person, firm or company with which the Corporation may be merged or consolidated or which may acquire all or substantially all of the assets of the Corporation.

         16. AMENDMENT. This Agreement may not be amended, terminated or superseded except by an agreement in writing between the Corporation and Executive.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof but all of which together shall constitute one and the same document.

         18. NO VERBAL AGREEMENTS. There are and there will be no verbal agreements in any way modifying the terms of this Agreement.

         19. INDEPENDENT LEGAL COUNSEL. The Executive and Corporation hereby represents that they have employed their own independent legal counsel and tax advisors to review and advise their respective positions with respect to legal and tax consequences of this Agreement. Neither party has solicited or relied on the other's legal or tax advisors for any advice with respect to this Agreement.

         20. ARBITRATION. Except any dispute under which the remedy of specific performance is sought under Section 10, hereof, all disputes arising in connection with this Agreement will be finally settled under the rules of the American Arbitration Association (the "Rules"), by three arbitrators, one to be selected by the Corporation, one to be selected by the Executive, and one selected by the arbitrators selected by the Executive and Corporation. The selection of the arbitrators will be in accordance with the Rules. The place of arbitration will be in Miami, Florida. The procedural law applicable to the dispute will be the Florida Rules of Civil Procedure. The substantive law applicable to the merits of the case will be the Florida law as in effect at the date of this Agreement. The parties agree that the award of the arbitrators: will be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it will be made and will promptly be payable in U.S. dollars free of any tax, deduction or offset; and that any costs, fees or taxes, including attorneys' fees, paralegal and law clerk fees, incident to enforcing the award will, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award will include interest from the date of any damages incurred for the breach or other violation of the Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators, but in no event less than the London Interbank Offering Rate ("LIBOR") per annum quoted for the corresponding period by Chase Manhattan Bank in the London Interbank Market of the United States Dollars for immediately available funds; provided, however, that in no event will the rate of interest chargeable or collectible on any such award exceed the highest lawful rate permitted from time to time under Florida law. For purposes of determining the highest lawful rate, under Florida law, the parties hereby select the "indicated rate ceiling" as in effect from time to time during the periods in which such award remains unpaid. All notices by one party to the other, in connection with the arbitration, must be in writing and must be deemed to have been duly given or made if delivered, mailed by registered air mail, return receipt requested, or telecopied to their addresses shown in the Corporation's books and records.

         21. RECITALS. The recitals set forth on the first page of this Agreement are true and correct and are incorporated herein by reference.

         22. ATTORNEYS' FEES. In the event judicial or administrative proceedings or action is brought by one party against another party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, paralegal and law clerk fees, at the investigative, pretrial, trial administrative, bankruptcy and appellate levels.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

COMPANY:

AZUR INTERNATIONAL INC.                         EXECUTIVE:


BY: /s/ Donald Winfrey                          /s/ Jeffrey Grene
  --------------------------------              ----------------------------
  Donald Winfrey, President                     Jeffrey Grene